Agreement and General Release
This Agreement and General Release (the “Agreement”) is effective as of the latest date signed by Rodney Jackson (“Executive” or “you”) and Zurn Elkay Water Solutions Corporation (formerly known as Zurn Water Solutions Corporation and, prior to that, Rexnord Corporation), for itself and its direct and indirect subsidiaries, divisions, related companies and affiliates (the “Company”). Executive and the Company are each a “Party” and collectively, the “Parties”.
WHEREAS, Executive has been employed by the Company for a period of time; and
WHEREAS, the Company and Executive have agreed to terminate Executive’s employment with the Company under the terms and conditions set forth below; and
WHEREAS, the Company has voluntarily agreed to provide to Executive severance benefits pursuant to the Zurn Elkay Water Solutions Corporation Executive Severance Plan (formerly known as the Zurn Water Solutions Corporation Executive Severance Plan and, prior to that, the Rexnord Corporation Executive Severance Plan) effective May 18, 2016, as amended on April 1, 2018 (as may be further amended, supplemented or restated from time to time, the “Executive Severance Plan”), as consideration for Executive signing this Agreement (including the Supplemental Release attached as Exhibit A hereto) and abiding by its terms; and
WHEREAS, the Company and Executive desire to resolve all matters between them and facilitate a smooth transition based on a mutual understanding; and
WHEREAS, this Agreement was first provided to Executive on February 10, 2023 (the “Delivery Date”); and
WHEREAS, this Agreement (including the Supplemental Release attached as Exhibit A hereto), along with the Executive Severance Plan, letter agreement dated May 23, 2016 between the Parties (the “Letter Agreement”) and any equity award agreement between the Company and Executive under the Zurn Elkay Water Solutions Corporation Performance Incentive Plan (formerly known as the Zurn Water Solutions Corporation Performance Incentive Plan and, prior to that, the Rexnord Corporation 2012 Performance Incentive Plan) (the “Award Agreements”) (this Agreement, the Executive Severance Plan, the Letter Agreement and the Award Agreements are, collectively, the “Executive Agreements”) are intended to embody all of the severance terms and conditions and shall constitute the complete agreement between the Parties in this regard.
NOW THEREFORE, for consideration of the mutual promises contained in this Agreement, the Parties hereby agree as follows:
1.Effective as of February 17, 2023 (the “Termination Date”), Executive’s employment with the Company will be terminated and Executive will resign from all offices, directorships and fiduciary positions within the Company, its affiliates and employee benefits plan. Such termination will be treated as a “Qualifying Termination” as defined in the Executive Severance Plan.
2.This Agreement is made in consideration of the Company’s payment to Executive of the following severance benefits (the “Severance Benefits”):
a.Severance Pay. Severance Pay in the amount of $410,000.00 (“Severance Pay”). The Severance Pay will be paid in equal bi-weekly payroll installments over a period of twelve (12) months (the “Severance Period”) and will otherwise be as provided for under the Executive Severance Plan. If, during the Severance Period, Executive is rehired by the Company at a comparable rate of compensation and without relocation, including work as a consultant or placement through a staffing agency or other third party, the Severance Period and the Severance Pay will be reduced to align with the period for which Executive was unemployed with the Company.
b.Continuation of Group Health, Dental and Vision Benefits. Subject to Executive’s continued co-payment of premiums, Executive may continue participation for twelve (12) months in the medical, dental and vision benefits under the Company’s health benefits plan which covers Executive (and his or her eligible dependents) upon the same terms and conditions (except for the requirement of Executive’s continued employment) in effect for active employees of the Company (“Subsidized COBRA”). In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of Subsidized COBRA coverage by the Company under this section shall immediately cease. The continuation of health benefits under this section shall reduce the period of coverage and count against Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The COBRA administrator will notify you of your continued coverage rights.
c.Outplacement Services. The Company will make available outplacement services for a period of twelve (12) months.
d.Other Benefits. You will be paid for accrued but unused 2023 vacation, in accordance with the Company’s policies. You will also remain eligible for reimbursement of the amount you incur for financial counseling services in 2023 up to a maximum of $10,000. All other regular Company benefits to which you are entitled will be paid according to the specific plan provisions. Severance Pay will not be used in the calculation of any other company-sponsored benefit, unless the plan governing the other company- sponsored benefit provides otherwise. Notwithstanding any other provision to the contrary and for the avoidance of doubt, Executive shall only be entitled to the above Severance Benefits and shall not be entitled to additional severance benefits under another plan of or arrangement with the Company.
3.No Severance Benefits will be provided to Executive until the later of the Termination Date or the expiration of the seven (7) day Revocation Period (as defined in the Supplemental Release) has expired, without revocation by Executive.
4.Executive acknowledges that:
a.the Severance Benefits are being paid to Executive in full settlement, accord and satisfaction of any and all Claims (as defined herein) Executive has, or may have, against the Company up to and including the Termination Date, as further set forth in the Supplemental Release;
b.the Severance Benefits are valuable and sufficient consideration for this Agreement, which Executive otherwise would not be entitled to receive;
c.except as provided in this Agreement, Executive has received all wages, compensation, benefits, and other amounts to which Executive is entitled because of Executive’s employment at Company;
d.as of the effective date of this Agreement, Executive has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial or total, which Executive has not previously reported to Company; and

e.Executive has reported any possible violations of law or the Code of Business Conduct and Ethics of which Executive is aware to Company prior to the effective date of this Agreement, and Executive knows of no possible unreported violations of law or the Code of Business Conduct and Ethics by Company.
5.Executive agrees to provide a release and Supplemental Release as follows:
a.Executive waives and releases all known and unknown claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities of any kind or character (“Claims”) Executive has or may have against the Company or its predecessors, successors, assigns, partners, joint ventures, employees, officers, directors, shareholders, attorneys, representatives, insurers and agents (collectively, the “Released Parties”) from the time of Executive’s initial contact with the Company to and including the effective date of this Agreement, including, but not limited to, all Claims related to or in any way arising out of Executive’s employment by the Company, and/or any other occurrence through the effective date of this Agreement. The Claims Executive is releasing and waiving include, but are not limited to, any and all claims and causes of action that the Released Parties:
i.violated any type of written or unwritten contract, labor contract, agreement, understanding, policy, promise, covenant of any kind, including, but not limited to, any covenant of good faith and fair dealing or any employment contract between Executive and the Released Parties, and/or any statute, by-law, or employee handbook;
ii.discriminated against Executive on the basis of any characteristic or trait protected under any law, including, but not limited to, race, color, sex, national origin, ancestry, disability, religion, marital status, parental status, citizenship, age (including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (as amended)), source of income, union activities, harassment, sexual harassment, sexual orientation, gender identity, or entitlement to benefits, in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders;
iii.violated public policy or common law, including, but not limited to, claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, entrustment, training, retention or supervision; wanton and willful conduct; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family; whistle blowing; and/or promissory estoppel;
iv.violated the Family Medical Leave Act or any similar local, state or federal law governing individual or family medical leave;
v.violated any local, state, federal or administrative statute, regulation, ordinance, rule, policy, case law, or any common law theory of any kind; and
vi.violated the Americans with Disabilities Act, or any similar local, state or federal law.

It is the intention of the Parties not to limit this release to claims arising out of or in the scope of Executive’s employment by the Company and to make this release as broad and as general as the law permits. This Agreement may be pled as a full bar to the enforcement of any Claim the Executive may have against the Released Parties. Nothing in this Agreement will be construed to constitute a waiver or release of any rights or claims by Executive that cannot be released by law or to enforce the terms of this Agreement, or any rights or claims that arise after the effective date or to void, alter, modify, waive or release any rights, obligations or claims under the Executive Agreements.
b.Executive agrees that, in exchange for the consideration provided by the Company in this Agreement, Executive will execute the supplemental release of claims (the “Supplemental Release”) attached hereto as Exhibit A, which is expressly incorporated herein by reference and shall be considered as part of this Agreement. Executive further acknowledges and agrees that he shall not be entitled or otherwise eligible to receive, and the Company shall be under no obligation to provide Executive with and shall not provide Executive with, any of the Severance Benefits described in this Agreement, unless and until Executive executes and delivers to the Company the signed Supplemental Release.
6.Executive acknowledges that he remains subject to the obligations set forth in the Executive Agreements, including but not limited to the Executive Covenants set forth in the Executive Severance Plan and the Letter Agreement and the Restrictive Covenants set forth in the Award Agreements, including but not limited to Executive’s obligations with respect to confidential information, non-competition, non-solicitation of employees, non-solicitation of customers and vendors, non-disparagement and any other obligations or restrictive covenants, and expressly reaffirms his/her commitment to the obligations in the Executive Agreements.
7.The payment of the Severance Benefits to the Executive is being made solely in consideration of this Agreement and shall not in any way be construed as an admission by the Company of any wrongdoing or liability in connection with Executive’s employment or termination of his employment with the Company. No statement in this Agreement or payment made pursuant to this Agreement constitutes, nor should it be deemed to constitute, an admission by the Company of any violation of law or any wrongdoing whatsoever.
8.Executive understands he/she has the right to consult with an attorney and has been encouraged by the Company to consult with an attorney before agreeing to the terms of this Agreement. To enable the Executive to obtain adequate advice before he/she decides to sign this Agreement, the Company has agreed to give Executive twenty-one (21) days from the Delivery Date to consult with counsel and decide whether to sign this Agreement. Executive agrees that this twenty-one (21) day consultation and decision period is adequate.
9.Executive declares that the Company has made no promise to or agreement with Executive not expressly set forth in the Executive Agreements related to the subject matter therein. The Executive Agreements supersede and replace any and all other agreements or understandings between the Company and Executive related to the subject matter therein. This Agreement shall not be modified in any way without the prior written agreement of Executive and the Company.

10.Executive declares that he freely and willingly makes this Agreement and was not forced in any manner to sign it. Executive further understands that if Executive wishes to revoke this Agreement, he may revoke this Agreement by delivering written notice of the revocation to the Company within seven (7) days from the date Executive signs and delivers this Agreement to the Company. Executive agrees that in order to make this revocation, Executive shall do so by hand delivering, mailing (via overnight mail) or emailing (with evidence that email was received) notice to the Company at the following address:
Zurn Elkay Water Solutions Corporation
511 Freshwater Way
Milwaukee, WI 53204
Attn: General Counsel
jeff.lavalle@zurn.com
11.Executive agrees that Executive will not in any way communicate or discuss the terms of this Agreement with any person other than his counsel, accountants and tax preparers, and Immediate Family. “Immediate Family” is defined as parent, spouse and children. Executive agrees to inform the above of the confidential nature of this Agreement. Executive may disclose information about the Agreement in response to a lawfully issued subpoena, summons or court order, provided, however, that Executive shall provide a copy of such document to the Company as soon as possible after receipt of same, to the extent it is legal for Executive to do so, and shall withhold production of documents for as long as legally possible to allow the Company to quash, appeal or seek a protective order. The parties acknowledge that, in accordance with applicable law or securities or stock exchange rules, the Company may be required to file a copy of this Agreement with the U.S. Securities and Exchange Commission.
12.In the event Executive breaches the confidentiality provision or other obligations in this Agreement, the Parties agree that the Company may present this Agreement to a court of competent jurisdiction to obtain injunctive, declaratory and/or monetary relief, including liquidated damages.
13.Executive agrees to make self reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, agents, officers, directors or employees, which may be within the Executive’s knowledge. Executive will cooperate fully with the Company in connection with any and all existing or future depositions and/or litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. In the event that Executive is subpoenaed in connection with any litigation or investigation involving the Company, Executive will immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation, and such out-of-pocket expenses will not reduce the Severance Pay set forth in Section 2(a) of this Agreement.
14.This Agreement is a contract made under the laws of the State of Wisconsin and shall, for all purposes, be construed and enforced in accordance with said laws, without regard to its conflict of law provisions. Executive submits to the exclusive jurisdiction and venue of the Eastern District of Wisconsin federal court or state courts located in Milwaukee County, Wisconsin and waives any objection to such jurisdiction or venue, including any objection that Milwaukee County, Wisconsin is an inconvenient forum.

15.The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alteration or transfer, except to the extent such rights and benefits are lawfully available to the estate, trusts or beneficiaries of Executive upon death.
16.This Agreement may be executed in counterparts, each of which will be deemed an original document, with the same force and effect as if all signatures appeared on one document. This Agreement also may be executed by facsimile or pdf signature with a copy of the signed original provided to counsel for the Parties by ordinary mail.
17.In the event that any term, covenant or provision of this Agreement is held by a court of competent jurisdiction to be invalid or against public policy, the remaining provisions of this Agreement shall remain in full force and effect. However, if any such invalid, illegal or unenforceable provision may be made valid, legal or enforceable by modification thereof, then a court or other entity construing this Agreement may interpret or modify it to ensure its enforceability. Should the general release language be null and void, at the Company’s option, this Agreement may become null and void.
18.No waiver shall be implied by the Company’s failure to insist on performance of any of the terms or conditions herein or to exercise any right, power, or privilege granted to the Company hereby. No express waiver by the Company shall be construed as waiving any breach hereunder or the performance of any of the terms or conditions hereof not specified in the express waiver, and then only for the time and to the extent stated therein. One or more waivers of any covenant, term, or condition hereof shall not be construed as a waiver of a subsequent breach of the same covenant, term, or condition.
19.Notwithstanding anything to the contrary herein, nothing in the Executive Agreements prohibits Executive from reporting possible violations of local, state, foreign or federal law or regulation, or related facts, to any governmental agency or entity or making other reports or disclosures that, in each case, the Executive believes are protected under the whistleblower provisions of local, state, foreign or federal law or regulation. Without limitation, the Executive may report possible violations of law or regulation and related facts to the U.S. Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General. Executive does not need the prior authorization of the Company (including, but not limited to, its law department) to make any such reports or disclosures, and Executive does not need to notify the Company that Executive has made such reports or disclosures. Making such reports or disclosures does not in any way have adverse consequences to Executive under this Agreement.
20.Executive declares that he/she has read this Agreement, which is comprised of eleven (11) pages (including Exhibit A) and that Executive fully understands all of its terms, and knowingly and voluntarily gives and agrees to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Executive		Zurn Elkay Water Solutions Corporation

Signed:	/s/ Rodney L.A. Jackson	Signed:	/s/ Jeffrey J. LaValle

Printed Name:	Rodney L.A. Jackson	Printed Name:	Jeffrey J. LaValle

Date:	February 13, 2023	Title:	Vice President - General Counsel

		Date:	February 13, 2023

EXHIBIT A
SUPPLEMENTAL RELEASE
This Supplemental Release (the “Supplemental Release”) is entered into as of this day of , 2023, by Rodney Jackson (“Executive” or “you”) and Zurn Elkay Water Solutions Corporation (formerly known as Zurn Water Solutions Corporation and Rexnord Corporation), for itself and its direct and indirect subsidiaries, divisions, related companies and affiliates (the “Company”). Executive and the Company are each a “Party” and collectively, the “Parties.”
WHEREAS, the Parties have entered into that Agreement and General Release dated February ___, 2023 (the “Agreement”), to which this Supplemental Release was attached as an exhibit; and
WHEREAS, the execution and delivery of this Supplemental Release by Executive is an integral part of and material inducement to Company entering into the Agreement and that without such execution and delivery of this Supplemental Release by Executive, Company would not have entered the Agreement; and
WHEREAS, capitalized terms used but not defined here in shall have the meanings ascribed to them in the Agreement.
NOW THEREFORE, for consideration of the mutual promised contained in this Supplemental Release and the Agreement, the Parties hereby agree as follows:
1.Executive acknowledges that:
a.the Severance Benefits are being paid to Executive in full settlement, accord and satisfaction of any and all Claims Executive has, or may have, against the Company up to and including the later of the Termination Date or the date of this Supplemental Release;
b.the Severance Benefits are valuable and sufficient consideration for this Supplemental Release and the Agreement, which Executive otherwise would not be entitled to receive;
c.this Supplemental Release is expressly incorporated into and shall be considered as part of the Agreement;
d.except as provided in the Agreement, Executive has received all wages, compensation, benefits, and other amounts to which Executive is entitled because of Executive’s employment at Company;
e.as of the later of the Termination Date or the date of this Supplemental Release, Executive has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial or total, which Executive has not previously reported to Company; and
f.Executive has reported any possible violations of law or the Code of Business Conduct and Ethics of which Executive is aware to Company as of the later of the Termination Date or the date of this Supplemental Release, and Executive knows of no possible unreported violations of law or the Code of Business Conduct and Ethics by Company.
2.Executive waives and releases all known and unknown Claims Executive has or may have against the Released Parties from the time of Executive’s initial contact with the Company to and including the later of the Termination Date or the date of this Supplemental Release, including, but not limited to, all Claims related to or in any way arising out of Executive’s employment by the Company, and/or any other occurrence through the later of the Termination Date or the date of this Supplemental Release. The Claims Executive is releasing and waiving include, but are not limited to, any and all claims and causes of action that the Released Parties:
a.violated any type of written or unwritten contract, labor contract, agreement, understanding, policy, promise, covenant of any kind, including, but not limited to, any covenant of good faith and fair dealing or any employment contract between Executive and the Released Parties, and/or any statute, by-law, or employee handbook.
b.discriminated against Executive on the basis of any characteristic or trait protected under any law, including, but not limited to, race, color, sex, national origin, ancestry, disability, religion, marital status, parental status, citizenship, age (including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (as amended)), source of income, union activities, harassment, sexual harassment, sexual orientation, gender identity, or entitlement to benefits, in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders;
c.violated public policy or common law, including, but not limited to, claims for; personal injury; invasion of privacy; retaliatory discharge; negligent hiring, entrustment, training, retention or supervision; wanton and willful conduct; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family; whistle blowing; and/or promissory estoppel;
d.violated the Family Medical Leave Act or any similar local, state or federal law governing individual or family medical leave;
e.violated any local, state, federal or administrative statute, regulation, ordinance, rule policy, case law, or any common law theory of any kind; and
f.violated the Americans with Disabilities Act, or any similar local, state or federal law.
It is the intention of the Parties not to limit this release to claims arising out of or in the scope of Executive’s employment by the Company and to make this release as broad and as general as the law permits. This Supplemental Release may be pled as a full bar to the enforcement of any Claim the Executive may have against the Released Parties. Nothing in this Supplemental Release will be construed to constitute a waiver or release of any rights or claims by Executive that cannot be released by law or to enforce the terms of this Supplemental Release or the Agreement, or any rights or claims that arise after the later of the Termination Date or the date of this Supplemental Release or to void, alter, modify, waive or release any rights, obligations or claims under the Executive Agreements.
3.Executive declares that he freely and willingly makes this Supplemental Release and was not forced in any manner to sign it. Executive further understands that if Executive wishes to revoke this Supplemental Release, he may revoke this Supplemental Release by delivering written notice of the revocation to the Company within seven (7) days from the date Executive signs and delivers this Supplemental Release to the Company (referred to herein as the “Revocation Period”). Executive agrees that in order to make this revocation, Executive shall do so by hand delivering, mailing (via overnight mail) or emailing (with evidence that email was received) notice to the Company at the following address:
Zurn Elkay Water Solutions Corporation
511 Freshwater Way
Milwaukee, WI 53204
Attn: General Counsel
jeff.lavalle@zurn.com
4.Executive expressly acknowledges and reaffirms Executive’s understanding of any obligations under the Executive Agreements and agrees to abide by them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the dates set forth below.

Executive	Zurn Elkay Water Solutions Corporation

Signed:	Signed:

Printed Name:	Printed Name:

Date:	Title:

Date: